Exhibit 5.1

Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia T +61 2 9296 2000 F +61 2 9296 3999 www.kwm.com

15 June 2022

To	Woodside Energy Group Ltd Mia Yellagonga, 11 Mount Street Perth, Western Australia 6000 Australia

Woodside Energy Group Ltd – Registration Statement on Form S-8

We have acted as Australian counsel for Woodside Energy Group Ltd (formerly known as “Woodside Petroleum Ltd.”) (ACN 004 898 962), a corporation incorporated under the laws of Australia (the “Company”), in connection with the registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on 15 June 2022 (the “Registration Statement”), under the United States Securities Act of 1933 (the “Securities Act”) with respect to 2,400,000 fully paid ordinary shares of the Company (the “Plan Shares”), which includes the Plan Shares underlying the American Depositary Shares (together with the Plan Shares, the “Plan Securities”), to be delivered by the Company in connection with the awards to be granted under the Supplementary Woodside Equity Plan (the “Plan”) to participants in the Plan who are residents or citizens of the United States, Canada, Mexico or Trinidad and Tobago as well as any other service provider granted awards under the Plan that will be settled in American Depositary Shares, including any Plan Securities to be issued by the Company in connection with replacement awards following the merger pursuant to the Share Sale Agreement dated 22 November 2021 between the Company and BHP Group Ltd.

1	Documents

We have:

(i)	reviewed the Registration Statement and the Supplementary Woodside Equity Plan Rules;

(ii)

reviewed, examined and relied upon the originals, or electronic or physical certified copies of, (a) records of the Company, including the constitution of the Company (“Constitution”), (b) certain resolutions adopted by the Board and committees thereof, and (c) public documents and any other certificates, approvals, instruments and documents as we have deemed relevant and necessary as the basis of the opinion set forth below (collectively, the “Documents”); and

(iii)	received written confirmation from the Company’s Company Secretary that the above referenced resolutions have been approved.

2	Assumptions

In examining the Documents and for the purposes of this opinion, we have assumed:

(i)	the genuineness of all signatures;

(ii)	the authenticity of all Documents submitted to us as originals;

(iii)

the conformity to original documents of all Documents submitted to us as copies, whether physical or electronic, and the authenticity of the originals of those copies and, where a Document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(iv)	that all Documents submitted to us are true and complete;

(v)	each natural person signing any Document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and

(vi)

to the extent that the Company or its directors have the right to make elections or exercise discretions in the future in respect of allocations of Plan Shares pursuant to the Plan, that such elections and/or discretions are properly authorised and made at the time.

3	Opinion

Based upon the assumptions under paragraph 2 of this letter and subject to the qualifications under paragraph 4 of this letter, we are of the opinion that:

(i)

to the extent Plan Shares will consist of newly issued ordinary shares of the Company, such Plan Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable; and

(ii)	to the extent Plan Shares will consist of already issued ordinary shares of the Company, such Plan Shares are validly issued, fully paid and non-assessable.

For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of Australia, so we have assumed those words to mean that, under the Corporations Act 2001 (Cth), the Constitution, and any resolution taken under the Constitution approving the issue of the Plan Shares, no holder of the Plan Securities is liable, by reason solely of being a holder of Plan Securities, for additional payments or calls for further funds by the Company or any other person.

4	Qualifications

This opinion is subject to the following qualifications:

(i)	this opinion is limited to the laws of Australia and we do not express any opinion as to the effect of any other laws;

(ii)	this opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated; and

(iii)

this opinion letter has been delivered on the date hereof based on the laws of Australia in effect on this date, and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinion set forth herein.

5	Consent

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours faithfully

/s/ King & Wood Mallesons